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                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.1

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                              AMENDED AND RESTATED
                                LICENSE AGREEMENT

                                     BETWEEN

                          TRANSKARYOTIC THERAPIES, INC.

                                       AND

                          AVENTIS PHARMACEUTICALS INC.

                           DATED AS OF MARCH 26, 2004

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                      AMENDED AND RESTATE LICENSE AGREEMENT

      THIS AMENDED AND RESTATED LICENSE AGREEMENT dated as of March 26, 2004 (the "Agreement") is made between TRANSKARYOTIC THERAPIES, INC., a Delaware corporation having its principal place of business at 700 Main Street, Cambridge, Massachusetts 02139 ("TKT") and AVENTIS PHARMACEUTICALS INC., a Delaware corporation (formerly known as Hoechst Marion Roussel, Inc. and previously formerly known as Marion Merrell Dow Inc.) ("Aventis").

                                    RECITALS

      WHEREAS, TKT has filed patent applications necessary to exploit discoveries relating to the expression of gene-activated erythropoietin protein in eukaryotic cells and possesses certain related know-how and expertise.

      WHEREAS, Aventis desires to license TKT's patent rights and certain related know-how and expertise relating to gene-activated erythropoietin protein in the Aventis Territory (as defined below) and obtain TKT's assistance for development of such discoveries.

      WHEREAS, TKT and Aventis previously entered into that certain License Agreement dated as of May 18, 1994, as amended and restated as of March 1, 1995 (the "Original License Agreement") regarding gene-activated erythropoietin protein and now desire to amend and restate the Original License Agreement in its entirety as follows.

      NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto mutually agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

      1.1 "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. Notwithstanding the foregoing, the Dow Chemical Company shall not be considered an Affiliate of Aventis for purposes of this Agreement.

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      1.2   "Amendment Effective Date" shall mean the date first set forth above.

      1.3 "Aventis Technology" shall mean all inventions, trade secrets, trademarks, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (including any proprietary biological materials, compounds or reagents) which are owned or controlled by, or licensed (with the right to sublicense) to, Aventis as of the Amendment Effective Date, relating to or necessary or useful for the manufacture, use, distribution or sale of GA-EPO, including but not limited to any patents or patent applications licensed from Third Parties; provided, however, that [**] shall not be considered Aventis Technology. With respect to Aventis Technology which has been licensed to Aventis by a Third Party, [**].

      1.4 "Aventis Territory" shall mean the United States of America (and its territories and possessions, including without limitation, Puerto Rico).

      1.5 "BLA" shall mean a biologics license application filed with the FDA after completion of human clinical trials to obtain marketing approval for GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in the United States or any comparable application filed with the regulatory authorities of a country other than the United States to obtain marketing approval for GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in that country.

      1.6 "Commercially Reasonable Efforts" shall mean, with respect to GA-EPO, those efforts and resources which would be used by Aventis consistent with its normal business practices for a product of similar market potential, at a similar stage of its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory status involved, the profitability of the product, as well as other relevant factors.

      1.7 "Development Committee" shall mean the joint committee composed of representatives of TKT and Aventis described in Section 6.2 of this Agreement.

      1.8 "Development Phase" shall mean the second phase of the Program, which shall commence upon delivery by TKT to Aventis, after acceptance by the R&D Oversight Committee, of the cell line produced by TKT, and shall consist of the preclinical and clinical development of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology and the preparation and filing of supporting regulatory submissions until, with respect to each country in the Aventis Territory, final marketing approval for GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology is obtained in such country.

      1.9   "Effective Date" shall mean May 18, 1994.

      1.10 "First Commercial Sale" of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology shall mean the first sale for use or consumption by the general public of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in a country in the Aventis Territory or TKT Territory, as applicable, after

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required marketing and pricing approval has been granted by the governing health authority of such country.

      1.11  "FDA" shall mean the United States Food and Drug Administration.

      1.12 "Fully Absorbed Costs" shall mean the direct variable and direct fixed costs associated with the conduct of the Research Phase or the Development Phase. Direct variable costs shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Research Phase or the Development Phase. Direct fixed costs shall be deemed to be the cost of utilities, insurance, equipment depreciation and other fixed costs directly related to the conduct of the Research Phase or the Development Phase. Fixed costs shall be allocated based upon the proportion of such costs directly attributable to support of the Research Phase or the Development Phase. All costs determinations made hereunder shall be made in accordance with generally accepted accounting principles consistently applied.

      1.13 "GA-EPO" shall mean all pharmaceutical and other formulations of gene-activated erythropoietin protein, including all injectable and orally available formulations, line extensions, combination products, delivery systems, and dosage forms related thereto, but excluding any gene therapy processes or products.

      1.14 "IND" shall mean an investigational new drug application filed with the FDA prior to beginning clinical trials in humans or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country, with respect to GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology.

      1.15 "Manufacturing Know-How" shall mean all inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, relating to or necessary or useful for the production and packaging of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology or Aventis Technology.

      1.16 "[**]" means any modification, enhancement or improvement made to the [**].

      1.17 "[**]" shall mean all inventions, trade secrets, know-how, data and other intellectual property of any kind which is owned, controlled by or licensed to [**] owned by Aventis.

      1.18 "Net Sales" with respect to (i) sales of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology, and (ii) sales of [**] (as defined below) in the case of TKT only, shall mean the invoiced amount billed for GA-EPO finished product in final packing form to the first Third Party trade purchaser (a "Trade Customer") by Aventis or TKT, as applicable (each, a "Selling Party"), or the Affiliates of, or distributors which are

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not Affiliates of, a Selling Party, or by licensees of a Selling Party or, to the extent permitted in subsections 3.1.2 or 3.2.2, by permitted sublicensees of Aventis or TKT, as the case may be, (it being understood that wholesalers which are not Affiliates of a Selling Party shall be considered Trade Customers), less, whether or not such costs are invoiced separately to such Trade Customer,
(a) amounts refunded or credited for GA-EPO which was rejected, spoiled, damaged, out-dated or returned, (b) freight, shipment and insurance costs incurred in transporting GA-EPO to such customers, (c) quantity, trade, case, and other discounts, rebates (including, without limitation, pursuant to governmental regulation), chargebacks, retroactive price reductions, credits or allowances allowed or taken (subject to post-period adjustment if allowed but not taken within three months of the end of the calendar year in which such credit or allowance is allowed), and (d) taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of GA-EPO. The transfer of GA-EPO by the Selling Party or one of its Affiliates to another Affiliate of the Selling Party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to the Trade Customer, less the deductions allowed under this Section. The Selling Party shall be deemed to have sold a "Bundled Product" if GA-EPO finished product is sold by the Selling Party pursuant to an agreement with a Trade Customer specifying, for a combination of products or services, (i) a single price, (ii) other terms of purchase not separately identifying either a price per product or the effective deductions referred to above per product or (iii) a price for units of GA-EPO which is discounted below the Selling Party's standard invoice price per unit of GA-EPO by at least five percentage points more than the amount that any other product or service in the Bundled Product is discounted below such other product's or service's standard invoice price. In order to calculate the Net Sales of GA-EPO included in a Bundled Product (a) in the case of the foregoing clauses (i) and
(ii), the total net Sales of the Bundled Product shall be multiplied by a fraction the numerator of which shall be the product of the number of units of GA-EPO sold multiplied by the standard invoice price per unit of GA-EPO, and the denominator of which shall be the sum, or all products or services included in the Bundled Product, of the product of the number of units sold for each product or service in the Bundled Product multiplied by the standard invoice price per unit for each such product or service and (b) in the case of the foregoing clause (iii), the parties will determine whether an adjustment to Net Sales is appropriate and, if so, a mutually agreeable method of calculation. If GA-EPO is formulated by the Selling Party with one or more different active biological or chemical ingredients and such formulation is sold in finished product form, then the Selling Party shall be deemed to have sold a "Combination Product." In order to calculate the Net Sales of GA-EPO included in a Combination Product, the total invoice price for the Combination Product shall be multiplied by a fraction, the numerator of which shall be the product of the dosage of GA-EPO included in the Combination Product multiplied by the standard invoice price of such dosage of GA-EPO, and the denominator of which shall be the sum, for all individual active ingredients included in the Combination Product, of the product of the dosage of each product included in the Combination Product multiplied by the standard invoice price of such dosage of each such product. If it is not possible to determine the standard invoice price for an active ingredient of the Combination Product, then the standard invoice price for such individual active ingredient shall be the fully allocated cost of manufacture therefor determined in accordance with standard cost accounting principles, as adjusted to reflect the Selling Party's standard profit margin for like

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products. The amount of Net Sales for any period shall be determined on the basis of sales recorded in the ordinary course on the books and records of the Selling Party (or any Affiliate of the Selling Party) during such period in accordance with Generally Accepted Accounting Principles and with past practice, without reference to the effects of any subsequent audit adjustments which result in any of such sales being recognized by the Selling Party in another period. Net Sales shall not include any sales of GA-EPO by by TKT, its Affiliates or sublicensees in Japan.

      1.19 "Program" shall mean the collaboration by TKT and Aventis described in this Agreement.

      1.20 "R&D Oversight Committee" shall mean the joint committee composed of representatives of TKT and Aventis described in Section 6.1 of this Agreement.

      1.21 "Research Phase" shall mean the first stage of the Program commencing on the Effective Date, during which a cell line for the expression of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology will be prepared by TKT and delivered to Aventis. The Research Phase is more fully described in Article 4.

      1.22 "Research Program" shall mean the GA-EPO research program described in Section 4.1 of this Agreement.

      1.23 "Third Party" shall mean any entity other than TKT or Aventis and their respective Affiliates.

      1.24 "TKT Patent Rights" shall mean all present and, at Aventis's election, future patents, patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by TKT relating to or necessary or useful for the manufacture, use, distribution or sale of GA-EPO, including without limitation those specified on
Schedule 1.23 hereto.

      1.25 "TKT Technology" shall mean all present and future inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (including any proprietary biological materials, compounds or reagents but not including TKT Patent Rights) which are owned or controlled by, or licensed (with the right to sublicense) to, TKT relating to or necessary or useful for the manufacture, use, distribution or sale of GA-EPO, including but not limited to any patents or patent applications licensed from Third Parties. With respect to TKT Technology which has been licensed to TKT by a Third Party, (i) Aventis agrees to assume and pay for its portion of any costs, expenses, fees or royalties associated with its use of sublicense rights relating to such licensed TKT Technology to the extent described in Section 8.7, and (ii) if TKT does not currently have the right to sublicense such intellectual property to Aventis hereunder, such license is listed on Schedule 1.24 hereto and TKT shall use commercially reasonable efforts to obtain the right to sublicense such intellectual property (as well as any intellectual property licensed to TKT hereafter which is included in the TKT Technology), to Aventis hereunder.

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      1.26  "TKT Territory" shall mean all of the countries of the world, excluding those countries comprising the Aventis Territory.

                                    ARTICLE 2

                               SCOPE AND STRUCTURE

      2.1 General. TKT and Aventis wish to establish an agreement with respect to GA-EPO. During the course of the Program, TKT and Aventis shall communicate regularly and shall assume different rights and responsibilities, all as more specifically described herein.

                                    ARTICLE 3

               LICENSE GRANTS; MANUFACTURING AND MARKETING RIGHTS

      3.1   Grant of License Rights by TKT to Aventis.

            3.1.1 Exclusive GA-EPO License. TKT hereby grants to Aventis an exclusive, perpetual, right and license under the TKT Patent Rights and the TKT Technology to (i) research, develop, import, make and have made GA-EPO throughout the world for distribution and sale in the Aventis Territory and (ii) market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize GA-EPO in the Aventis Territory.

            3.1.2 Sublicenses of GA-EPO. Aventis shall have the right to grant sublicenses under the TKT Patent Rights and the TKT Technology license granted by TKT to Aventis under subsection 3.1.1 to Affiliates of Aventis and, with the written consent of TKT, which shall not be unreasonably withheld, to entities which are not Affiliates of Aventis. In connection with such sublicense, Aventis may provide that the sublicensee shall pay directly to TKT any amounts which may become due in accordance with Section 7.2, provided, however, that Aventis shall in any event remain liable for the payment of all such amounts notwithstanding any such provision between Aventis and its sublicensee. Upon TKT's request, and to the extent that Aventis is not contractually prohibited from doing so, Aventis will provide a copy of such sublicenses to TKT.

            3.1.3 Exclusive Manufacturing Know-How License. TKT hereby grants to Aventis a worldwide, perpetual, and exclusive and, except as provided below, fully paid-up and royalty-free right and license under Manufacturing Know-How owned or controlled by, or licensed (subject to the provisions of this subsection 3.1.3, with the right to sublicense) to, TKT prior to the Amendment Effective Date to make and have made GA-EPO throughout the world for distribution and sale in the Aventis Territory. With respect to Manufacturing Know-How which has been licensed to TKT by a Third Party, (i) Aventis [**] with its sublicense of such Manufacturing Know-How, and (ii) if TKT does not currently have the right to sublicense such intellectual property to Aventis hereunder, such license is listed on Schedule 3.1.3 hereto and TKT shall use

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commercially reasonable efforts to obtain the right to sublicense such intellectual property to Aventis hereunder for such limited purposes.

            3.1.4 Sublicenses of Manufacturing Know-How. Aventis shall have the right to grant sublicenses under the Manufacturing Know-How license granted by TKT to Aventis under subsection 3.1.3 to Affiliates of Aventis and, with the written consent of TKT, which shall not be unreasonably withheld, to entities which are not Affiliates of Aventis. Aventis will provide a copy of such sublicenses to TKT.

      3.2   Grant of License Rights by Aventis to TKT.

            3.2.1 Exclusive GA-EPO License. Aventis hereby grants to TKT an exclusive, perpetual, right and license under the Aventis Technology to (i) research, develop, import, make and have made GA-EPO throughout the world (subject to Section 3.2.5) for distribution and sale in the TKT Territory and
(ii) market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize GA-EPO in the TKT Territory.

            3.2.2 Sublicenses of GA-EPO. TKT shall have the right to grant sublicenses under the Aventis Technology license granted by Aventis to TKT under subsection 3.2.1. In connection with such sublicense, TKT may provide that the sublicensee shall pay directly to Aventis any amounts which may become due in accordance with Section 7.2; provided, however, that TKT shall in any event remain liable for the payment of all such amounts notwithstanding any such provision between TKT and its sublicensee. TKT shall have no right to license or sublicense any right to market, have marketed, offer for sale, sell, have sold, distribute, have distributed or otherwise commercialize GA-EPO in Canada without the prior written consent of Aventis, which consent will not be unreasonably withheld, conditioned or delayed. Upon Aventis' request TKT will provide a copy of such sublicenses to Aventis.

            3.2.3 Exclusive Manufacturing Know-How License. Aventis hereby grants to TKT a perpetual, exclusive and, except as provided below, royalty-free right and license under Manufacturing Know-How (other than [**]) owned or controlled by, or licensed (subject to the provisions of this subsection 3.2.3, with the right to sublicense) to, Aventis prior to the Amendment Effective Date to make and have made (subject to Section 3.2.5) GA-EPO throughout the world for distribution and sale in the TKT Territory. With respect to Manufacturing Know-How which has been licensed to Aventis by a Third Party, (i) TKT agrees [**] with its sublicense of such Manufacturing Know-How, and (ii) if Aventis does not currently have the right to sublicense such intellectual property to TKT hereunder, such license is listed on Schedule 3.2.3 hereto and Aventis shall use commercially reasonable efforts to obtain the right to sublicense such intellectual property to TKT hereunder for such limited purposes.

            3.2.4 Sublicenses of Manufacturing Know-How. TKT shall have the right to grant sublicenses under the Manufacturing Know-How license granted by Aventis to TKT under subsection 3.2.3. TKT will provide a copy of such sublicenses to Aventis if such sublicense covers the use of Aventis Technology.

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            3.2.5 Right to Manufacture and Conduct Clinical Studies.

                  (a) TKT shall not make or have made GA-EPO [**]. TKT shall not conduct any clinical study in any country in the Aventis Territory without the prior written consent of Aventis, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (b) Aventis shall not make or have made GA-EPO [**]. Aventis shall not conduct any clinical study in any country in the TKT Territory without the prior written consent of TKT, which consent shall not be unreasonably withheld, conditioned or delayed.

      3.3   Reservation of Rights.

            3.3.1 TKT Reservation. Notwithstanding the license grants set forth above TKT at all times reserves the right under the TKT Patent Rights, TKT Technology, and Manufacturing Know-How owned either exclusively by TKT or jointly with Aventis (i) [**] and (ii) subject, with respect to Manufacturing Know-How owned jointly by TKT and Aventis, to the consent of Aventis, which consent shall not be unreasonably withheld, to make, have made, use, sublicense, distribute for sale and sell products other than GA-EPO throughout the world.

            3.3.2 Aventis Reservation. Notwithstanding the license grants set forth above, Aventis at all times reserves the right under the Aventis Technology and Manufacturing Know-How owned either exclusively by Aventis or jointly with TKT (i) [**] and (ii) subject, with respect to Manufacturing Know-How owned jointly by TKT and Aventis, to the consent of TKT, which consent shall not be unreasonably withheld, to research, develop, import, make, have made, use, sublicense, distribute for sale and sell products other than GA-EPO throughout the world.

      3.4   [**].

            3.4.1 Exclusive License. Aventis hereby grants to TKT an exclusive (subject to Section 3.4.3), perpetual right and license under [**] (i) to [**]; and (ii) market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize GA-EPO in the TKT Territory [**].

            3.4.2 Sublicense of [**]. TKT shall have the right to grant sublicenses to [**] under the license granted by Aventis to TKT under this
Section 3.4 in each case in connection with the licensing by TKT of rights with respect to GA-EPO; provided, however, that each such sublicense shall contain a provision (i) requiring such sublicensee to [**] grant to Aventis a non-exclusive, perpetual and royalty free sublicense to made, discovered or developed by such sublicensee, and (ii) prohibiting further sublicensing of [**]. In connection with such sublicenses, TKT may provide that the sublicensee shall pay directly to Aventis any amounts which may become due in accordance with Article 7; provided, however, that TKT shall in any event remain liable for the payment of all such amounts notwithstanding any such provision between TKT

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and its sublicensee. TKT shall provide a copy of any such sublicense to Aventis promptly upon the execution thereof.

            3.4.3 Aventis Reservation of Rights. Aventis reserves the right to practice [**] for any and all purposes other than [**].

      3.5   Oncology Data.

            3.5.1 Aventis has conducted clinical trials of GA-EPO for certain oncology indications (the "Oncology Trials"). TKT may, at any time, request (a "TKT License Request") a license to the data generated by Aventis in conducting the Oncology Trials (the "Aventis Oncology Data"). Each TKT License Request will include a description of TKT's proposed use (the "Proposed Use") of the Aventis Oncology Data. Within thirty (30) days of its receipt of a TKT License Request, Aventis shall notify TKT of its decision to accept or reject such TKT License Request (which decision shall be in the sole discretion of Aventis). In the event that Aventis accepts the TKT License Request, the Aventis Oncology Data shall immediately become part of the Aventis Technology licensed to TKT hereunder, and Aventis shall, as promptly as practicable, deliver copies of the Aventis Oncology Data to TKT. If Aventis rejects such TKT License Request, subject to Section 3.5.2, the Aventis Oncology Data will continue to be excluded from the licenses granted by Aventis hereunder, and Aventis shall be under no obligation to deliver copies of the Aventis Oncology Data to TKT.

            3.5.2 Upon the Aventis Determination Date, the Aventis Oncology Data shall immediately become part of the Aventis Technology licensed to TKT hereunder, and Aventis shall, as promptly as practicable, deliver copies of the Aventis Oncology Data to TKT.

      3.6 Aventis Option. For a period of [**] from the Amendment Effective Date, if TKT determines to sell or license to any Third Party (each, a "Gene Therapy Transaction") any of TKT's gene therapy programs, including, but not limited to, TKT's Factor VIII gene therapy program for hemophilia and GLP-1 gene therapy program for diabetes, TKT shall first give Aventis a right of first refusal to purchase or license, as the case may be, any such programs [**] (an "Aventis Right of First Refusal"). At such time as TKT in good faith believes that a Gene Therapy Transaction is likely to occur, TKT shall (i) provide Aventis with notice that discussions with a Third Party are taking place (the "Initial Notification"), (ii) provide Aventis with a summary of the proposed terms of the transaction, (iii) provide Aventis with such information and documentation as may be necessary for Aventis to make an informed determination with regard to the rights granted under this Section 3.6, and (iv) respond to all inquiries of Aventis related to the Gene Therapy Transaction, including but not limited to requests for additional information regarding the gene therapy program which is the focus of such Gene Therapy Transaction. Upon execution of a term sheet between TKT and such third party, TKT shall provide such term sheet to Aventis (the "Final Notification"), and Aventis shall have a period equal to the longer of (A) [**] from the date of the Initial Notification and (B) [**] from the date of the Final Notification, (the "Exercise Period") to notify TKT of its intent to exercise the Aventis Right of First Refusal. If Aventis provides TKT with

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notice of its intent to exercise the Aventis Rights of First Refusal within the
Exercise Period, Aventis and TKT shall negotiate the terms of such sale or license (as applicable) in good faith for a period of [**]. If Aventis does not provide TKT with notice of its intent to exercise the Aventis Right of First Refusal within the Exercise Period, or TKT and Aventis are unable to come to terms regarding such sale or license within such [**] period, TKT shall be free to enter into a Gene Therapy Transaction with such Third Party [**] the terms and conditions contained in the final term sheet.

                                    ARTICLE 4

                               THE RESEARCH PHASE

      4.1   Conduct of the Research Program.

            4.1.1 General. The conduct of the Research Program shall be the primary responsibility of TKT and shall take place primarily at TKT's facilities in Cambridge, Massachusetts. The Research Program shall be conducted in good scientific manner, and in compliance with all applicable good laboratory practices and applicable legal requirements to achieve efficiently and expeditiously its objectives. TKT shall proceed diligently with the work set out in the Research Program using its best efforts using commercially reasonable means consistent with those used by TKT for other projects with a similar commercial potential.

            4.1.2 Research Plan. The Research Program shall be conducted under a research plan which describes the work to be pursued by TKT during the Research Phase and which has been approved by the R&D Oversight Committee prior to the date hereof. If at any time during the Research Phase, TKT or Aventis determine that a significant change to the research plan is necessary or desirable, it shall prepare a written description detailing the change to the research plan and shall submit such description to the R&D Oversight Committee for its approval. An outline of the research plan is attached to the Original License Agreement and describes the work to be pursued during the Research Phase, including: (i) identifying the technical problems involved and the general projects to be carried out regarding GA-EPO, (ii) estimating the personnel to be committed for each project, and (iii) setting forth a projected timetable for the work to be performed.

            4.1.3 Subcontracts. Subject to the approval of the R&D Oversight Committee and the provisions of Article 9, TKT may subcontract portions of the Research Program to be performed by it in the normal course of its business to a Third Party.

            4.1.4 Data. TKT shall maintain records in sufficient detail and in good scientific manner appropriate for regulatory filings and patent purposes and as will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means,

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samples of materials and other graphic or written data generated in connection with the Research Program. TKT shall provide Aventis the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required for the performance of Aventis's obligations under this Agreement; provided, however, that Aventis shall maintain such records and the information of TKT contained therein in confidence in accordance with Article 9 hereof and shall not use such records or information except to the extent otherwise permitted by this Agreement.

            4.1.5 Quarterly Reports by TKT. Within fourteen (14) days following the end of each calendar quarter, or at the reasonable request (with mutually agreed advance notice) of the R&D Oversight Committee, TKT shall provide to the members of the R&D Oversight Committee a written report which shall summarize in reasonable detail the work TKT has performed under the Research Program during the preceding calendar quarter.

            4.1.6 Assistance by Aventis. Aventis shall provide such assistance to TKT in conducting the Research Program as TKT may reasonably request, and TKT will reimburse Aventis for its documented Fully Absorbed Costs incurred in providing such assistance; provided, however, that prior to providing such assistance Aventis shall have provided to TKT an estimate of such Fully Absorbed Costs and TKT shall have approved such estimate; provided, further, that no failure of Aventis to undertake or successfully complete such assistance shall relieve TKT from its obligations hereunder or affect Aventis's right to terminate this Agreement pursuant to Section 12.3.

            4.1.7 Funding of the Research Program. TKT shall bear all costs and expenses in connection with the Research Program.

      4.2   Term of the Research Phase.

            4.2.1 Completion of the Research Phase. The term of the Research Phase shall commence as of the first day of the month following the Effective Date. TKT shall deliver to the R&D Oversight Committee data characterizing the cell line which is to be used to create the master cell bank, including the history of the cell line, the growth properties of the cell line, the protocol used to purify GA-EPO, the DNA sequence of plasmids used in generating the cell line, erythropoietin expression levels, size, glycosylation profile, amino acid composition, amino terminal sequence, an estimate of specific activity in vitro, cDNA sequence, and site of plasmid integration and copy number. The R&D Oversight Committee shall promptly evaluate the data submitted by TKT and determine, in its reasonable discretion, whether such cell line can be used to create a master cell bank which will yield a quantity of GA-EPO sufficient for scale up to commercial production levels. The R&D Oversight Committee shall provide TKT and Aventis with prompt written notice of its decision. Upon notification of acceptance of such cell line by the R&D Oversight Committee, TKT shall promptly deliver to Aventis such cell line which is to be used to create the master cell bank, and Aventis shall have the right to use such cell line consistent with the terms of this Agreement.

            4.2.2 Term of the Research Phase. The term of the Research Phase shall continue until September 18, 1995.

                                    ARTICLE 5

                              THE DEVELOPMENT PHASE

      5.1   Conduct of the Development Phase.

            5.1.1 Development Phase. The Development Phase shall consist of the preparation and filing of regulatory submissions and the preclinical and clinical development of GA-EPO until, with respect to each country in the Aventis Territory or TKT Territory, as the case may be, final marketing approval for GA-EPO is obtained in such country.

            5.1.2 Development of GA-EPO in the TKT Territory. The conduct of the Development Phase for regulatory approval in the TKT Territory shall be the sole responsibility of, and shall be at the sole discretion of, TKT. All costs and expenses of the Development Phase for regulatory approval in the TKT Territory shall be borne exclusively by TKT.

            5.1.3 Development of GA-EPO in the Aventis Territory. The conduct of the Development Phase for regulatory approval in the Aventis Territory shall be the sole responsibility of, and, subject to Section 5.1.4, shall be at the sole discretion of, Aventis. All costs and expenses associated with the Development Phase for regulatory approval in the Aventis Territory shall be borne exclusively by Aventis.

            5.1.4 Diligence Obligations. Promptly, but in no event more than [**] following [**], Aventis shall notify TKT in writing (a "Determination Notice") of its intention to either (i) continue) [**], or (ii) terminate this Agreement pursuant to Section 12.4.2 (an "[**]"). The failure of Aventis to deliver a Determination Notice to TKT within such [**] period shall be deemed an [**].

      5.2   Development Information.

            5.2.1 Information for.

                  (a) To the extent that such information or documentation has not already been provided to Aventis in connection with Aventis' participation on the Development Committee or R&D Oversight Committee, TKT will provide to Aventis all documentation available to TKT which is reasonably required or useful [**]. Without limiting the generality of the foregoing, to the extent reasonably required or useful to Aventis, TKT shall provide Aventis with [**] related to GA-EPO which Aventis may reasonably request and which is in the possession of TKT. TKT shall have the right to redact any documents provided to Aventis to remove information not related to GA-EPO. Aventis shall have the right [**] but ownership of all such documentation (and any data contained in such documentation) so conveyed shall remain vested in TKT.

                  (b) To the extent that such information or documentation has not already been provided to TKT in connection with TKT's participation on the Development Committee or R&D Oversight Committee, Aventis will provide to TKT all documentation available to Aventis which is reasonably required or useful [**]. Without limiting the generality of the foregoing, to the extent reasonably required or useful to TKT, Aventis shall provide TKT with [**] related to GA-EPO which TKT may reasonably request and which is in the possession of Aventis. Aventis shall have the right to redact any documents provided to TKT to remove information not related to GA-EPO. TKT shall have the right to [**] but ownership of all such documentation (and any data contained in such documentation) so conveyed shall remain vested in Aventis.

            5.2.2 Regulatory Submissions.

                  (a) To the extent that such documentation has not already been provided by Aventis, Aventis shall provide TKT with copies of all submissions to any drug regulatory authorities which have been made prior to the Amendment Effective Date. To the extent that such documentation has already been provided to TKT, Aventis shall, upon the request of TKT, use reasonable efforts to provide copies of such documentation to TKT. Upon the reasonable request of TKT, Aventis shall also provide TKT with copies of all submissions to drug regulatory authorities in any country in the Aventis Territory and the results of all clinical trials conducted by, or under the supervision of, Aventis with respect to GA-EPO; provided, however, that Aventis reserves the right to assess reasonable copying charges for any such materials requested by TKT which exceed approximately two cartons of material.

                  (b) Upon the reasonable request of Aventis, TKT shall provide Aventis with copies of all submissions to drug regulatory authorities in any country in the TKT Territory and the results of all clinical trials conducted by, or under the supervision of, TKT with respect to GA-EPO; provided, however, that TKT reserves the right to assess reasonable copying charges for any such materials requested by Aventis which exceed approximately two cartons of material.

                  (c) TKT and Aventis shall use commercially reasonable efforts to [**].

                                    ARTICLE 6

                RESEARCH, DEVELOPMENT AND REGULATORY COORDINATION

      6.1   R&D Oversight Committee.

            6.1.1 General. Promptly after the Effective Date, a joint committee comprised of up to three named representatives of Aventis and up to three named representatives of TKT (the "R&D Oversight Committee") shall be appointed. One of the representatives of TKT shall act as Chairman of the R&D Oversight Committee. The R&D Oversight Committee shall be responsible for the supervision of the Research

Program. Such meetings shall be held at TKT's facilities located in Cambridge, Massachusetts, and at such times as are agreed to by TKT and Aventis, or at such other locations or in such other form (e.g., telephone or video conference) as the members of the R&D Oversight Committee shall agree, but no less frequently than three times per year. At such meetings, the principal function of the R&D Oversight Committee will be to discuss the Research Program and determine whether any cell line presented to it by TKT meets the specifications for further development described in subsection 4.3.1. A party may change one or more of its representatives to the R&D Oversight Committee at any time. Members of the R&D Oversight Committee may be represented at any meeting by another member of the R&D Oversight Committee so designated by the absent member, or by a deputy. Any approval, determination or other action shall require the affirmative vote of both TKT and Aventis, with each party having one vote, as determined by each party's representatives who are members of the R&D Oversight Committee. Employees, subcontractors or consultants of either TKT and Aventis who are involved with the Program and who are not members of the R&D Oversight Committee may attend meetings of the Committee as guests of either party.

            6.1.2 Minutes. The R&D Oversight Committee shall keep accurate minutes of its deliberations. The Chairman shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the R&D Oversight Committee within ten (10) business days after each meeting. All records of the R&D Oversight Committee shall be available to both parties.

      6.2   Development Committee.

            6.2.1 General. Promptly after the Effective Date, a joint committee comprised of up to four named representatives of Aventis and up to four named representatives of TKT (the "Development Committee") shall be appointed. One of the representatives of Aventis shall act as Chairman of the Development Committee. Such meetings shall be held at TKT's facilities in Cambridge, Massachusetts during the Research Phase, and thereafter in Bridgewater, N.J., and, in any event, at times and places or in such form (e.g., telephone or video conference) as the members of the Development Committee shall agree but no less frequently than three times per year. At such meetings, the Development Committee will discuss the Development Phase of GA-EPO, including but not limited to, preclinical and clinical testing and the preparation of regulatory submissions for approval of GA-EPO in the Aventis Territory. To the extent reasonable or appropriate, meetings of the Development Committee will be coordinated and held jointly with the R&D Oversight Committee. A party may change one or more of its representatives to the Development Committee at any time. Members of the Development Committee may be represented at any meeting by another member of the Development Committee so designated by the absent member, or by a deputy. Notwithstanding the foregoing, after the Amendment Effective Date, the provisions of this Agreement relating to the obligations and activities of the Development Committee shall be suspended until the date of an Aventis Positive Notification.

      6.3 Minutes. The Development Committee shall keep accurate minutes of its deliberations. The Chairman shall be responsible for the preparation of draft minutes.

Draft minutes shall be sent to all members of the Development Committee within ten (10) business days after each meeting. All records of the Development Committee shall at all times be available to both parties.

      6.4 General Disagreements. All disagreements within the R&D Oversight Committee and the Development Committee shall be resolved in accordance with the provisions of Section 13.6.

      6.5 Visit of Facilities. Representatives of Aventis may, upon reasonable notice and at times reasonably acceptable to TKT, visit TKT's facilities where the Research Program is being conducted and consult with personnel of TKT performing work on the Research Program, and those of any permitted subcontractors of TKT. Representatives of TKT and Aventis may, with the other party's prior approval, which approval shall not be unreasonably withheld, visit manufacturing sites and the sites of any clinical trials or other experiments being conducted by such other party in connection with the Development Phase. If requested by the other party, TKT and Aventis shall cause appropriate individuals working on the Development Phase to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

      6.6   Review and Planning.

            6.6.1 Clinical, Regulatory and Marketing Activities. Representatives of TKT (and its sublicensees) and Aventis (and its sublicensees) shall meet from time to time as may be determined between the parties, but in no event less frequently than annually, at a place mutually agreed to by the parties (which, prior to the First Commercial Sale, will be one of the R&D Oversight Committee or Development Committee meetings) (each, a "CRM Meeting"). At each CRM Meeting each party shall review the clinical, regulatory and marketing activities undertaken by the other party or its Affiliates since the previous CRM Meeting and shall present its clinical, regulatory and marketing plans for GA-EPO for the ensuing year. Each party will consider in good faith the clinical, regulatory and marketing plans of the other party for GA-EPO for the ensuing year; provided, however, that neither party will be required to take any action to modify its clinical, regulatory or marketing plans based upon the plans of the other party. Notwithstanding the foregoing, no CRM Meeting will be held prior to an Aventis Positive Notification.

            6.6.2 Chemistry, Manufacturing and Controls Activities. Representatives of TKT (and its sublicensees), Aventis (and its sublicensees) and [**] shall meet from time to time as may be determined between the Aventis and TKT, but in no event less frequently than quarterly, at a place mutually agreed to by the parties (each, a "CMC Meeting"). At each CMC Meeting the parties shall review the chemistry, manufacturing and controls ("CMC") activities of TKT and Aventis (and their respective sublicensees) since the previous CMC Meeting, each of TKT and Aventis shall present its CMC plans for GA-EPO for the ensuing quarter, and the parties shall discuss any proposed material changes to the specifications of GA-EPO, the manufacturing specifications or the quality control processes related to the manufacture and release of

GA-EPO. Each of Aventis and TKT will consider in good faith the CMC plans of the other party for GA-EPO for the ensuing year; provided, however, that neither Aventis nor TKT will be required to take any action to modify its CMC plans based upon the CMC plans of the other party.

            6.6.3 Responsibility. After the Amendment Effective Date, Aventis shall be responsible, subject to Section 5.1.4, for all clinical, regulatory, marketing and CMC activities related to the research, development, manufacture, distribution or sale of GA-EPO by Aventis, its Affiliates or sublicensees in the Aventis Territory, and TKT shall be responsible for all clinical, regulatory, marketing and CMC activities related to the research, development, manufacture, distribution or sale of GA-EPO by TKT, its Affiliates or sublicensees in the TKT Territory.

      6.7   Regulatory Matters.

            6.7.1 Adverse Event Reporting. Aventis and TKT shall each: (a) notify the other of each Serious Adverse Drug Experience with respect to GA-EPO within forty-eight (48) hours of the time such Serious Adverse Drug Experience becomes known to such party or an Affiliate of such party; and (b) notify the other of each Adverse Drug Experience with respect to GA-EPO within two (2) business days of the time such Adverse Drug Experience becomes known to such party or an Affiliate of such party. For purposes of this Section 6.6: (a) an "Adverse Drug Experience" shall mean any "adverse experience" as defined or contemplated by 21 C.F.R. 312.32 or 314.80; and (b) a "Serious Adverse Drug Experience" shall mean any "Adverse Drug Experience" that is fatal or life threatening, is permanently disabling, requires in-patient hospitalization, or is a congenital anomaly, cancer or overdose, or any other event which would constitute a "serious adverse drug experience" pursuant to the terms of 21 C.F.R
312.32 or 314.80.

            6.7.2 Communication with Regulatory Authorities. TKT shall not, without the prior written consent of Aventis, or unless required by applicable law, correspond or communicate with the FDA or with any other regulatory authority in the Aventis Territory regarding GA-EPO. Furthermore, TKT shall, immediately upon receipt of any communication from the FDA or from any other regulatory authority in the Aventis Territory regarding GA-EPO, forward a copy or description (if not in writing) of such communication to Aventis, and respond to all inquiries of Aventis relating thereto. If TKT is advised by its legal counsel that it must communicate with the FDA or with any other regulatory authority in the Aventis Territory regarding GA-EPO, then TKT shall so advise Aventis immediately and, unless applicable law prohibits, provide Aventis in advance with a copy or description of any proposed communication with the FDA or any other regulatory authority in the Aventis Territory regarding GA-EPO and comply with any and all reasonable direction of Aventis concerning any meeting or written or oral communication with the FDA or any other regulatory authority in the Aventis Territory regarding GA-EPO.

            6.7.3 Communication with Regulatory Authorities. Aventis shall not, without the prior written consent of TKT, or unless required by applicable law, correspond or communicate with any regulatory authority in the TKT Territory regarding

GA-EPO. Furthermore, Aventis shall, immediately upon receipt of any communication from any regulatory authority in the TKT Territory regarding GA-EPO, forward a copy or description (if not in writing) of such communication to TKT, and respond to all inquiries of TKT relating thereto. If Aventis is advised by its legal counsel that it must communicate with any regulatory authority in the TKT Territory regarding GA-EPO, then Aventis shall so advise TKT immediately and, unless applicable law prohibits, provide TKT in advance with a copy or description of any proposed communication with such regulatory authority in the TKT Territory regarding GA-EPO and comply with any and all reasonable direction of TKT concerning any meeting or written or oral communication with such regulatory authority in the TKT Territory regarding GA-EPO.

      6.8   [**].

                                    ARTICLE 7

                            MILESTONES AND ROYALTIES

      7.1 Milestone Payments. Aventis and TKT acknowledge payment by Aventis to TKT of $[**] contemporaneously with the signing of a Letter Agreement dated March 18, 1994 between TKT and Aventis. In consideration of TKT's work on the Research Program and the licenses granted to Aventis hereunder, Aventis has paid or shall pay the following additional amounts to TKT upon the achievement of each of the following milestones (except as noted below), prior to any expiration or termination of this Agreement under Article 12 with respect to the country to which such milestone relates, it being understood and agreed to that TKT shall use a portion of such payments as necessary to fund the performance of its obligations under the Program:

                       Milestone                                        Payment
                       ---------                                        -------
Execution of the Original License Agreement                $[**] (Paid)

                                                           $5,000,000 Preferred Stock
                                                           Investment(1) (Paid)

Initial Public Offering (as defined in the Class D Stock   $5,000,000 Common Stock
Purchase Agreement) ("IPO") by TKT                         Investment(Paid)

                                                           Additional $5,000,000 Common Stock
                                                           Investment (2)(Paid)

First Approval of Cell Line by R&D Oversight Committee     $[**] (Paid)

First Filing of IND with the FDA                           $[**] (Paid)

Start of Phase III Clinical Trials                         $[**] (Paid)

First Filing of BLA with the FDA                           $[**] (Paid)

First Commercial Sale in the United States                 $[**]

(1) On the terms and subject to the conditions of the Class D Preferred Stock Purchase Agreement dated as of May 18, 1994, by and between Aventis and TKT (the "Class D Stock Purchase Agreement").

(2) Aventis shall purchase shares Common Stock of TKT in the IPO upon the terms and subject to the conditions of the Class D Stock Purchase Agreement.

      Either TKT or Aventis shall notify the other in writing within ten (10) business days following the occurrence of each of the milestones set forth above. Within ten (10) business days after receipt of such notice, Aventis shall pay to TKT in United States dollars by check or other means acceptable to TKT, the milestone payments set forth above. Milestone payments made to TKT pursuant to this Section 7.1 are not refundable under any circumstances and will not be credited against royalty payments due TKT under Section 7.2.

      7.2 Royalties. The Selling Party shall pay to the other party royalties as follows:

            7.2.1 Royalties to TKT Based on Net Sales of GA-EPO. Except as otherwise provided in this Section 7.2, Aventis shall pay to TKT a royalty based on the Net Sales of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in the Aventis Territory, from the launch of sales in such territory until the expiration of the royalty obligations of Aventis under
Section 12.2, at the rates set forth below:

   Cumulative Net Sales of GA-EPO in the            Royalty Rate as a
Applicable Territory in Millions of Dollars           % Net Sales
-------------------------------------------           -----------
Equal to or less than $[**]                               [**]%
Over $[**]                                                [**]%

it being understood that the [**]% rate starts at the first dollar over $[**] million. -

7.2.2 Royalties to Aventis Based on Net Sales of GA-EPO. Except as otherwise provided in this Section 7.2, TKT shall pay to Aventis a royalty based on the Net Sales of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology or Aventis Technology in the TKT Territory, from the launch of sales in such territory until the expiration of the royalty obligations of TKT under
Section 12.3 (i), at the rates set forth below:

       Annual Net Sales of GA-EPO in the                  Royalty Rate as a
  Applicable Territory in Millions of Dollars                % Net Sales
  -------------------------------------------                -----------
Equal to or less than $[**]                                     [**]%
More than $[**] and equal to or less than $[**]                 [**]%
More than $[**] and equal to or less than $[**]                 [**]%
Over $[**]                                                      [**]%

it being understood that the increased percentage rate starts at the first dollar over each Net Sales threshold.

            7.2.3 Sharing of Revenues From Sublicensees. If TKT grants one or more sublicenses to research, develop, make, have made, distribute, sell or have sold GA-EPO to any Third Parties, at such point as TKT has received an aggregate of $[**] in up-front and milestone payments under such sublicenses, TKT shall pay to Aventis [**] percent ([**]%) of any incremental up-front and/or milestone payments in excess of $[**] received by TKT from such sublicensees. Notwithstanding anything else in this Section 7.2.3, Aventis shall have no right to receive any payment from TKT as a result of (i) TKT selling securities, including common stock of TKT, to a third party in connection with a sublicense or (ii) any sublicense to (A) research, develop, make or have made GA-EPO for distribution and sale in Japan, or (B) distribute, sell or have sold GA-EPO in Japan.

      7.3 Royalties Based on Net Sales of [**]. TKT shall pay to Aventis a royalty based on the Net Sales of [**] in the TKT Territory, from the launch of sales in such territory until the expiration of the royalty obligations of TKT under Section 12.3(ii), at the rates set forth below:

        Annual Net Sales of [**] in the                    Royalty Rate as a
  Applicable Territory in Millions of Dollars                 % Net Sales
  -------------------------------------------                 -----------
Equal to or less than $[**]                                      [**]%
More than $[**] and equal to or less than $[**]                  [**]%
More than $[**]                                                  [**]%

it being understood that the increased percentage rate starts at the first dollar over each Net Sales threshold. The royalties owed to Aventis by TKT pursuant to this Section 7.3 are in addition to, and not in lieu of, any royalty owed to Aventis by TKT pursuant to Section 7.2 hereof.

      7.4 Royalty Reports, Exchange Rates. (a) During the term of this Agreement, following the First Commercial Sale of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology by the Selling Party in the Applicable Territory, the Selling Party shall furnish to the other party a written quarterly report showing with respect to GA-EPO covered by the TKT Patent Rights or which use the TKT Technology, on a country by country basis (except as provided below): (i) the gross sales of all GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology sold by the Selling Party and its Affiliates, its distributors and its permitted sublicensees, during the reporting period; (ii) the calculation of Net Sales from such gross sales; (iii) any revenues from sublicensees received by such Selling Party during the reporting period; (iv) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such Net Sales and sublicense revenue; (v) withholding taxes, if any, required by law to be deducted as a payment by the other party in respect of such Net Sales and sublicense revenue; and (vi) the exchange rates used in determining the amount of United States dollars. In addition, TKT shall furnish to Aventis written quarterly reports in accordance with the foregoing with respect to Net Sales of [**].

      (b) With respect to sales of GA-EPO invoiced in United States dollars, the Net Sales amounts and the amounts due hereunder shall be expressed in United States dollars. With respect to sales of GA-EPO invoiced in a currency other than United States dollars, the Net Sales and amounts due hereunder shall be expressed in the domestic currency of the party making the sale, together with the United States dollar equivalent of the amount payable, calculated using the arithmetic average of the exchange rates certified by the Federal Reserve Bank of New York for customs purposes on each Business Day of each month of the calendar quarter in which the Net Sales were made. The "exchange rates certified by the Federal Reserve Bank of New York for customs purposes" found at http://www.federalreserve.gov/releases/h10/Hist/ or any other publication as agreed to by the parties shall be used as the source of exchange rates to calculate the average as defined in the preceding sentence.

      7.5   Audits.

            7.5.1 Procedure. Upon the written request of TKT or Aventis, the other party shall permit an internal auditor or independent public accountant selected by TKT or Aventis, as the case may be, and acceptable to the other party, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such of the records of Aventis or TKT, as the case may be, as may be reasonably necessary to verify the accuracy of the royalty reports, cost computations and final cost amounts described hereunder, in respect of any fiscal year ending not more than twenty-hour (24) months prior to the date of such request. All such verifications shall be conducted at TKT's or Aventis's, as the case may be, expense and not more than once in each calendar year.

            7.5.2 Expenses. In the event such accountant concludes that additional royalties or lower expense reimbursement were required during such period, and the party receiving such audit request agrees with such conclusion, the additional royalty shall be paid in accordance with Section 7.5 or the excess expense reimbursement shall be promptly repaid. The fees charged by such accountant shall be paid by the party requesting such audit, unless the audit discloses and the party receiving such audit request agrees (i) in the case of an audit by TKT, that the royalties payable by Aventis, or, (ii) in the case of an audit by Aventis, that the cost computation estimates and final amounts hereunder, for the audited period are incorrect by more than five percent (5%), in which case the audited party shall pay the reasonable fees and expenses charged by the accountant.

            7.5.3 Sublicenses.

                  (a) Aventis shall use reasonable efforts to include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Aventis, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by TKT's independent accountant to the same extent required of Aventis under this Agreement. Upon the expiration of twenty-four (24) months following the end of any fiscal year, the calculations of royalties payable with respect to such year shall be binding and conclusive upon TKT; and Aventis and its sublicensees shall be released from any liability of accountability with respect to royalties for such year.

                  (b) TKT shall use reasonable efforts to include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to TKT, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Aventis' independent accountant to the same extent required of TKT under this Agreement. Upon the expiration of twenty-four (24) months following the end of any fiscal year, the calculations of royalties payable with respect to such year shall be binding and conclusive upon Aventis; and TKT and its sublicensees shall be released from any liability of accountability with respect to royalties for such year.

            7.5.4 Confidential Treatment. Each party agrees that all information subject to review under this Section 7.5 or under any sublicense agreement is confidential and that such party shall cause its accountant to retain all such information in confidence.

      7.6 Royalty Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added or credited, as the case may be, to the next quarterly payment hereunder.

      7.7 Form of Payment. All research payments, milestone payments, royalties and other payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the Aventis Territory or TKT Territory, as the case may be, where GA-EPO covered by the TKT Patent Rights or TKT Technology or Aventis Technology is sold, payment shall be made through such lawful means or methods as the non-Selling party may determine.

      7.8   Withholding Taxes.

            7.8.1 All royalties payable to TKT hereunder shall be paid without deductions of any withholding taxes, value-added taxes or other taxes, levies or charges applicable to such payments, other than (i) United States taxes payable by TKT and (ii) foreign taxes payable by TKT to the extent that such taxes are imposed by reason of TKT's having a permanent establishment in any country within the Aventis Territory or otherwise being subject to taxation by such country (except foreign taxes imposed solely by reason of the license granted to Aventis hereunder). Aventis shall be credited for the net benefit realized by TKT for any foreign tax deductions or credits taken by TKT with respect to such amounts paid by Aventis. In addition, any reorganization of TKT or an Affiliate of TKT with or into an entity organized outside the United States shall not result in any increased costs to Aventis under this Agreement. Each party will assist the other party in claming tax refunds, deductions or credits at the other party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

            7.8.2 All royalties payable to Aventis hereunder shall be paid without deductions of any withholding taxes, value-added taxes or other taxes, levies or charges applicable to such payments, other than (i) United States taxes payable by Aventis and (ii) foreign taxes payable by Aventis to the extent that such taxes are imposed by reason of Aventis' having a permanent establishment in any country within the TKT Territory or otherwise being subject to taxation by such country (except foreign taxes imposed solely by reason of the license granted to TKT hereunder). TKT shall be credited for the net benefit realized by Aventis for any foreign tax deductions or credits taken by Aventis with respect to such amounts paid by TKT. In addition, any reorganization of Aventis or an Affiliate of Aventis with or into an entity organized outside the United States shall not result in any increased costs to TKT under this Agreement. Each party will assist the other party in claming tax refunds, deductions or credits at the other party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

      7.9 Interest on Late Payments. Any payments by either party that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at the London Interbank Offering Rate as set by Citibank, N.A. from time to time, plus 50 basis points, calculated on the number of days payment is delinquent.

                                    ARTICLE 8

                          INTELLECTUAL PROPERTY RIGHTS

      8.1   Ownership.

            8.1.1 Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and as a result of the Research Phase or the Development Phase solely by employees of TKT or others acting on behalf of TKT ("TKT Inventions") shall be owned by TKT. In addition, TKT shall retain ownership of, and shall be responsible for maintaining and protecting, the cell line approved by the R&D Oversight Committee pursuant to subsection 4.3.1 which is used to create the master cell bank; provided that, TKT will provide Aventis with access to such cell line to create a new master cell bank in the event that the master cell bank in Aventis's possession is destroyed or otherwise rendered unusable. All right, title and interest in all inventions that are discovered, made or conceived during and as a result of the Research Phase or the Development Phase or thereafter solely by employees of Aventis or others acting on behalf of Aventis ("Aventis Inventions") shall be owned by Aventis. All right, title and interest in all Inventions that are discovered, made or conceived during and as a result of the Research Phase or the Development Phase or thereafter jointly by employees of TKT and Aventis or others acting on their behalf (the "Joint Inventions") shall be jointly owned by Aventis and TKT. Each party shall promptly disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. The parties acknowledge that the ownership rights set forth above are subject to the license grants set forth in Article 3.

            8.1.2 Cooperation of Employees. Each party represents and agrees that its employees and consultants shall be obligated under a binding written agreement to assign to such party, or as such party shall direct, all Inventions made or conceived during and as a result of the Research Phase or the Development Phase by such employee or consultant. In the case of non-employees working for other companies or institutions on behalf of TKT or Aventis, TKT or Aventis, as applicable, shall use reasonable efforts to obtain the right to license all Inventions made by such non-employees on behalf of TKT or Aventis, as applicable, in accordance with the policies of the company or institution employing such non-employee. TKT and Aventis agree to undertake to enforce such agreements with employees or others or such rights pertaining to non-employees (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

      8.2 Filing, Prosecution and Maintenance of TKT Patent Rights and TKT Technology.

            8.2.1 Filing, Prosecution and Maintenance. TKT shall be responsible for the filing, prosecution (including oppositions) and maintenance of all patent applications and patents which make up the TKT Patent Rights and such other registrations related to the TKT Technology. For so long as any of the license grants set forth in Article 3 remain in effect, TKT agrees to file and prosecute patent applications and maintain the patents covering the TKT Patent Rights and, to the extent applicable, for the registration or other protection of the TKT Technology, in all countries in the Aventis Territory in which Aventis customarily files for products of similar interest. TKT shall consult with Aventis and keep Aventis fully informed of important issues relating to the preparation, filing, prosecution and maintenance of such patent applications and patents, including patent strategy with respect to both existing and future patent applications, patents and patent extensions, and shall furnish to Aventis copies of documents relevant to such preparation, filing, prosecution or maintenance sufficiently prior to filing such document or making any payment due thereunder to allow for review and comment by Aventis, and TKT shall seriously consider all such comments. TKT and Aventis shall mutually determine procedures for carrying out the filing, prosecution (including oppositions) and maintenance, as applicable, of patent applications and patents for all Joint Inventions and shall each bear half of the costs thereof, and both parties shall be kept fully informed of and consult and cooperate with respect to all actions taken with respect thereto; provided that, if either party elects to not bear half the cost of such activity with respect to a particular Joint Invention in a particular country, then the other party may, at its sole expense and discretion, undertake the filing, prosecution (including oppositions) and maintenance of such patent or patent application in such country, and the party not participating in such expenses shall assign its interest in such patent or patent application in such country to the other party, including the rights to receive and collect from third parties any royalties and damages from future or past infringement, but reserving a perpetual royalty-free non-exclusive license in such country (without the right to sublicense and subject to any limitations imposed by this Agreement, including Section 2.2 hereof) to use such Joint Invention to make, have made, use, distribute for sale and sell any products covered by such patent covering such Joint Invention. The non-participating party will cooperate with the other party, at the other party's expense, as necessary to enable the other party to establish and protect its rights under this subsection 8.2.1.

      If TKT elects not to continue to seek or maintain patent protection on any patent or patent application which makes up the TKT Patent Rights or relates to the TKT Technology in any country, Aventis shall have the right, at its option, but in the name of TKT and at TKT's expense, to file, prosecute (including oppositions) and maintain such patent applications and patents as TKT shall have previously filed in at least one country, provided, however, that the rights of the parties with respect to any such TKT Patent Rights and TKT Technology shall in all other respects be as described in this Agreement. TKT will advise Aventis of all decisions taken with respect to any such election in a timely manner in order to allow Aventis to protect its rights under this subsection 8.2.1.

            8.2.2 Patent Filing Costs. TKT shall bear all costs associated with filing, prosecuting and maintaining patent applications and patents covering the TKT Patent Rights in all countries in the Aventis Territory.

      8.3 Cooperation. Each party shall make available to the other party (or to the other party's authorized attorneys, agents or representatives), its employees, agents, subcontractors or consultants to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions owned by a party and for periods of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party. Notwithstanding the foregoing, Aventis shall not be precluded from contesting the validity or enforceability of the TKT Patent Rights or TKT Technology.

      8.4   Notification of Patent Term Restoration. TKT shall notify Aventis of
(i) the issuance of each patent included within the TKT Patent Rights, giving the date of issue and patent number for each such patent, and (ii) each notice pertaining to any patent included within the TKT Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), or other similar laws now or hereafter in effect, or pursuant to comparable laws or regulations in other countries in the Aventis Territory. The parties shall cooperate with each other in applying for patent term extensions (including Supplementary Protection Certificates in European Community Countries) where applicable in any country of the Aventis territory. TKT shall also notify Aventis of each application filed for patent term extension, any allegations of failure to show due diligence and all awards of patent term extensions with respect to the TKT Patent Rights. Such notices shall be given promptly, but in any event within ten (10) business days after receipt of each such notice pursuant to the Act (or comparable laws or regulations in other countries in the Aventis Territory). TKT shall notify Aventis of each filing for patent term restoration under the Act (or comparable laws or regulations in other countries in the Aventis Territory), any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the TKT Patent Rights.

      8.5 No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant Aventis any license or other right in the TKT Patent Rights for uses other than the production, manufacture, use, distribution for sale and sale of GA-ERPO covered by the TKT Patent Rights or which uses the TKT Technology. It is understood and agreed that this Agreement does not grant TKT any license or other right in the [**] for uses other than the for sale and distribution in the TKT Territory.

      8.6 Enforcement of TKT Patent Rights and TKT Technology; Defense of Infringement Actions. TKT and Aventis shall each promptly, but in any event no later than ten (10) business days after receipt of notice of such action, notify the other in writing of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property comprising the TKT Patent Rights or the TKT Technology or if either party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a patent or other intellectual property right as a result of the manufacture, production, use, distribution for sale or sale of GA-EPO, or of any other information or notification regarding the TKT Patent Rights or TKT Technology.

            8.6.1 First Right to Respond.

                  (a) Aventis's First Right to Respond. Aventis shall have the first right to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 8.6.1 brought in the Aventis Territory or alleging infringement based upon the manufacture, production, use, distribution for sale or sale of GA-EPO in the Aventis Territory. In the event Aventis elects to do so, TKT will cooperate with Aventis and its legal counsel, join in such suits as may be brought by Aventis, and be available at Aventis's reasonable request to be an expert witness or otherwise to assist in such proceedings. Aventis will cooperate with TKT and its legal counsel and keep TKT and its counsel reasonably informed at all times as to the status of Aventis's response or defense.

                  (b) TKT's First Right to Respond. TKT shall have the first right to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings brought by a Third Party alleging infringement described in Section 8.6 brought in the TKT Territory or alleging infringement based upon the manufacture, production, use, distribution for sale or sale of GA-EPO in the TKT Territory. In event that TKT elects to do so, Aventis will cooperate with TKT and its legal counsel, join in such suits as may be brought by TKT, and be available at TKT's reasonable request to be an expert witness or otherwise assist in such proceedings. TKT will cooperate with Aventis and its legal counsel and keep Aventis and its counsel reasonably informed at all times as to the status of TKT's response or defense.

            8.6.2 No Adverse Settlement Without Consent.

                  (a) No Adverse Settlement Without TKT Consent. Aventis will not settle any suit involving the TKT Patent Rights or TKT Technology in a manner that would compromise any rights of TKT without obtaining the prior written consent of TKT.

                  (b) No Adverse Settlement Without Aventis Consent. TKT will not settle any suit involving the TKT Patent Rights or TKT Technology in a manner that would compromise any rights of Aventis without obtaining the prior written consent of Aventis.

            8.6.3 Sharing of Litigation and Settlement Expenses.

                  (a) On-going Litigation. Each party acknowledges and agrees that Aventis has responded to certain patent infringement actions brought by Amgen, Inc. and Kirin-Amgen, Inc. in the United States (the "U.S. Amgen Patent Litigation") and in Europe (the "European Amgen Patent Litigation") (such continuing litigation identified by Action Numbers: (a) 97-10814-WGY; (b) 4547/2002; and (c) HC01C03284.

                        (i) After the Amendment Effective Date, Aventis shall retain the right to control the U.S. Amgen Patent Litigation. Aventis shall be responsible for [**]% of any legal fees and other costs and expenses associated with the U.S. Amgen Patent Litigation incurred prior to the Amendment Effective Date. After the Amendment Effective Date, (A) legal fees and other costs and expenses associated with the U.S. Amgen Patent Litigation, including, but not limited to any costs incurred in connection with settlements (subject to (B) below), court awards, judgments or other damages arising from such litigation, and those costs incurred by TKT at Aventis's request, shall be shared [**]% by Aventis and [**]% by TKT; (B) costs of acquiring Third Party patents or licenses in connection with U.S. Amgen Patent Litigation shall be shared [**]% by Aventis and [**]% by TKT; and (C) amounts recovered from Third Parties in connection with the U.S. Amgen Patent Litigation shall (w) first belong [**]% to Aventis until Aventis has recovered the costs incurred in connection with the U.S. Amgen Patent Litigation (including costs advanced to TKT which have not been recovered by Aventis), (x) then belong [**]% to TKT until TKT has recovered all costs actually paid by TKT in connection with the U.S. Amgen Patent Litigation, and
(y) then shall be shared [**]% to

Aventis and [**]% to TKT. Aventis shall advance all costs required to be paid by TKT pursuant to clauses (A) and (B), and shall recover advanced costs through credits against up to [**] percent ([**]%) of the royalties otherwise payable by Aventis to TKT hereunder, until the amount so advanced by Aventis is fully recovered; provided, however, in the event that the rights of Aventis to sell GA-EPO in the Aventis Territory are terminated, or the sale of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology is permanently enjoined in any country or countries in the Aventis Territory accounting for substantially all of the Net Sales of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology by Aventis at a time when Aventis has not recovered all of the costs advanced by Aventis for legal fees and other costs and expenses associated with such response or defense incurred after the Amendment Effective Date, then TKT shall pay to Aventis the portion of such costs not so recovered by Aventis within ninety (90) days after the occurrence of such termination or injunction. In order to allow TKT to comply with any applicable financial reporting requirements, Aventis and TKT shall cooperate in causing Fish & Neave, or its successor, to, within ten (10) days of the end of each calendar quarter, provide Aventis and TKT with a summary of all litigation costs incurred in such calendar quarter. Notwithstanding the foregoing, TKT's obligations pursuant to this Section 8.6.3(i)(A), either directly or through deduction from royalties owed to TKT, shall not exceed $[**]; provided, however, that in the event that [**].

                        (ii) After the Amendment Effective Date, TKT shall control the European Amgen Patent Litigation. Aventis shall be responsible for [**]% of any legal fees and other costs and expenses associated with the European Amgen Patent Litigation incurred prior to the Amendment Effective Date. After the Amendment Effective Date: (A) legal fees and other costs and expenses associated with the European Amgen Patent Litigation, including those incurred by Aventis at TKT's request, shall be borne [**]% by TKT; (B) costs of acquiring Third Party patents or licenses and any settlement, court award, judgment or other damages will be borne [**]% by TKT; and (C) amounts recovered from Third Parties in connection with the European Amgen Patent Litigation shall belong [**]% to TKT. Notwithstanding the foregoing, Aventis shall be entitled to [**]% of any recovery of legal fees from Amgen or Kirin-Amgen under the order of the United Kingdom Court of Appeal dated 27 March 2003.

                  (b) Sharing of Litigation and Settlement Expenses in the Aventis Territory. In the event that Aventis elects to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 8.6 brought in the Aventis Territory or alleging infringement based upon the manufacture, production, use, distribution for sale or sale of GA-EPO in the Aventis Territory (other than the U.S. Amgen Patent Litigation), then: (i) legal fees and other costs and expenses associated with such response or defense, including those incurred by TKT at Aventis' request, shall be borne [**]% by Aventis; (ii) costs of acquiring Third Party patents or licenses and any settlement, court award, judgment or other damages will be borne [**]% by Aventis; and (iii) amounts recovered from Third Parties in connection with such response or defense shall belong [**]% to Aventis.

                  (c) Sharing of Litigation and Settlement Expenses in the TKT Territory. In the event that TKT elects to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 8.6 brought in the TKT Territory or alleging infringement based upon the manufacture, production, use, distribution for sale or sale of GA-EPO in the TKT Territory (other than the European Amgen Patent Litigation), then: (i) legal fees and other costs and expenses associated with such response or defense, including those incurred by Aventis at TKT's request, shall be borne [**]% by TKT; (ii) costs of acquiring Third Party patents or licenses and any settlement, court award, judgment or other damages will be borne [**]% by TKT; and (iii) amounts recovered from Third Parties in connection with such response or defense shall belong [**]% to TKT.

            8.6.4 Second Right to Respond.

                  (a) TKT's Second Right to Respond. In the event that Aventis elects not to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 8.6 brought in the Aventis Territory or alleging infringement based upon the manufacture, production, use, distribution for sale or sale of GA-EPO in the Aventis Territory, within sixty (60) days of becoming aware of or being notified of such actions, challenges, infringements, misappropriations or proceedings, then TKT shall have the option to do so at TKT's sole cost, provided that in such case all amounts so recovered from any Third Party shall be retained by TKT and TKT shall have no further obligations to Aventis with respect to the response or defense thereof.

                  (b) Aventis' Second Right To Respond. In the event that TKT elects not to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 8.6 brought in the TKT Territory or alleging infringement based upon the manufacture, production, use, distribution for sale or sale of GA-EPO in the TKT Territory within sixty (60) days of becoming aware of or being notified of such actions, challenges, infringements, misappropriations or proceedings, then Aventis shall have the option to do so at Aventis' sole cost, provided that in such case all amounts so recovered from any Third party shall be retained by Aventis and Aventis shall have no further obligations to TKT with respect to the response or defense thereof.

      8.7 Costs of Acquiring Additional Technology other than Manufacturing Know-How. In the event that either the R&D Oversight Committee or the Development Committee determines that it is necessary or desirable for Aventis to acquire any Third Party patent or license in connection with the development or manufacture of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in the Aventis Territory, other than patents or licenses which are included in Manufacturing Know-How, then the costs of acquiring such Third Party patent or license shall be shared [**]% by Aventis and [**]% by TKT. The cost sharing provisions described in this Section 8.7 shall only apply to Third Party patent or license acquisitions approved unanimously by the R&D Oversight Committee or the Development Committee.

                                    ARTICLE 9

                                 CONFIDENTIALITY

      9.1   Nondisclosure Obligations.

            9.1.1 General. Except as otherwise provided in this Article 9, during the term of this Agreement and for a period of ten (10) years thereafter, both parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) confidential information and data received from the other party resulting from or related to the development of GA-EPO and
(ii) all information and data not described in clause (i) but supplied by the other party under this Agreement marked "Confidential."

            9.1.2 Limitations. For purposes of this Article 9, information and data described in paragraph (i) or (ii) shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, GA-EPO. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees;
(ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency; provided that the receiving party notifies the other party immediately upon receipt thereof (and provided that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required). Notwithstanding anything to the contrary herein, TKT may disclose Information, including this Agreement, to potential TKT sublicensees provided that such potential sublicensees are bound to a confidentiality agreement with TKT on terms similar to the terms hereof.

            9.2   Materials.

                  9.2.1 Cell Line and Master Cell Bank. Neither TKT nor Aventis shall provide to or permit access by a Third Party to the cell line used to create the master cell bank or the master cell bank (collectively, the "Cell Materials"), other than a manufacturer of GA-EPO pursuant to an agreement with TKT or Aventis which requires such manufacturer to take adequate steps to protect the confidentiality of the Cell Materials and which prohibits such manufacturer from supplying or sending the Cell Materials to any other Third Party. TKT and Aventis shall each take appropriate steps to prevent Third Parties from gaining access to the Cell Materials, other than pursuant to this subsection, with the same precautions used by TKT and Aventis for confidential materials having a similar commercial value.

                  9.2.2 Samples. Samples of compounds synthesized, purified or developed in the course of the Research and Development Program shall not be supplied or sent by either party to any Third Party, other than to regulatory agencies or for use in clinical trials, unless protected by an appropriate materials transfer agreement. Samples of compounds other than those described above provided by one party (the "supplying party") to the other party (the "receiving party") in the course of the Research Program shall not be supplied or sent by the receiving party to any Third Party, other than to regulatory agencies or for use in clinical trials, without the written consent of the supplying party.

      9.3 Terms of this Agreement. TKT and Aventis each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except as required by applicable law. If TKT determines that it is required to file with the Securities and Exchange Commission or other governmental agency this Agreement as an exhibit to the registration statement relating to the IPO or otherwise, TKT shall request confidential treatment of such portions of this Agreement as it and Aventis shall together determine. Notwithstanding the foregoing, within 15 days after the execution of this Agreement, Aventis and TKT shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Aventis and TKT may disclose such information, as modified by mutual agreement from time to time, without the other party's consent; provided, however, that if either party determines that excessive use of such statement is made by the other party, then the party determined to be using such statement excessively shall, upon notice by the other party, cease making such statement.

      9.4 Press Release. Aventis and TKT agree not to issue any press release or public announcement concerning this Agreement or any activities contemplated hereunder without the prior written consent of the other party. If either party determines that it is necessary or advisable under any law, rule or regulation, including but not limited to the rules and regulations promulgated by the United States Securities and Exchange Commission, to file a public statement regarding this Agreement or any activities contemplated hereby, the consent of the other party shall not be required for such statement; provided, however, that such public statement shall first be provided to such other party, and such other party shall have a reasonable opportunity to comment on such public statement.

      9.5   Publications.

            9.5.1 Procedure. Each party recognizes the mutual interest in obtaining valid patent protection. Consequently, either party and its employees or consultants or any other Third Party wishing to make a publication (including any oral disclosure made without obligation or confidentiality) relating to work performed by such party as part of the Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication.

            9.5.2 Delay. If the Reviewing Party requests a delay as described in subsection 9.5.1(b) the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed.

            9.5.3 Resolution. Upon the receipt of written approval of the Reviewing Party the Publishing Party may proceed with the written publication or the oral presentation.

            9.5.4 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 9 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 9. It is understood that such injunctive relief is intended solely as provisional relief pending the dispute resolution procedures described in Section 13.6 hereof.

                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

      10.1  General.

            10.1.1 Authorization. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party.

            10.1.2 No Inconsistent TKT Arrangements. TKT represents and warrants that it has full power and authority to grant the license set forth in Article 3 hereof and that there are no agreements, assignments, encumbrances or other arrangements inconsistent with this Agreement including, without limitation, any obligations to governmental agencies, private foundations or corporate entities resulting from acceptance of research grant monies, equity investments, corporate sponsorships or otherwise.

            10.1.3 Exclusivity. TKT represents and warrants that Aventis is the exclusive licensee of the TKT Technology owned by TKT and the TKT Patent Rights with respect to the manufacture, use or sale of GA-EPO in the Aventis Territory.

            10.1.4 Licensed Technology.

                   (a) TKT represents and warrants that, as of the Effective Date, the TKT Patent Rights and TKT Technology do not include any intellectual property licensed to TKT from a Third Party other than those included in a License Agreement dated May 1997 between TKT and the University of Iowa Research Foundation.

                   (b) Aventis represent and warrants that, as of the Amendment Effective Date, it has the right to license to TKT the Aventis Technology and [**].

      10.2  Patent Validity.

            10.2.1 Title.

                  (a) TKT represents and warrants that as of the Effective Date, it possesses the exclusive right, title and interest in and to the TKT Technology owned by TKT and the TKT Patent Rights and that it has the full legal right and power to: (i) enter into the obligations set forth in this Agreement; and (ii) grant the rights and licenses set forth in Article 3.

                  (b) Aventis represents and warrants that as of the Amendment Effective Date, it possesses the exclusive right, title and interest in and to the Aventis Technology owned by Aventis and that it has the full legal right and power to: (i) enter into the obligations set forth in this Agreement; and (ii) grant the rights and licenses set forth in Article 3.

            10.2.2 No Encumbrances. TKT represents and warrants as of the Effective Date, to the best of its actual knowledge and based upon the advice of its counsel, to the best of such counsel's actual knowledge without undertaking any independent investigation, (i) that there were no encumbrances, liens or other claims affecting the TKT Technology owned by TKT or the TKT Patent Rights and (ii) that such TKT Technology and TKT Patent Rights were valid, enforceable and free from infringement, and that there were no pending or threatened actions, suits or proceedings relating thereto or to GA-EPO.

            10.2.3 Non-Infringement. TKT represents and warrants that as of the Effective Date, to the best of its actual knowledge and based upon the advice of its counsel, to the best of such counsel's actual knowledge without undertaking any independent investigation, there were no legal obstacles, including no patent rights or other proprietary rights of others, which will prevent it from carrying out its obligations under this Agreement or prevent Aventis from carrying out its obligations under this Agreement or which will be infringed by the performance of either party's obligations under this Agreement.

                                   ARTICLE 11

                                    INDEMNITY

      11.1 Aventis Indemnity Obligations. In the absence of TKT's negligence or breach of representation, warranty, covenant or agreement by TKT, Aventis agrees to defend, indemnify and hold TKT, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses arising as a result of (a) actual or asserted violations of any applicable law or regulation by Aventis or its Affiliates or sublicensees (acting under an agreement with Aventis) by virtue of which GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation or (b) claims for bodily injury, death or property damage attributable to Aventis's performance of its obligations under this Agreement or the manufacture, distribution, sale or use of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology by Aventis or its Affiliates or sublicensees (acting under an agreement with Aventis).

      11.2 TKT Indemnity Obligations. In the absence of Aventis's negligence or a breach of representation, warranty, covenant or agreement by Aventis, TKT agrees to defend, indemnify and hold Aventis, its Affiliates and sublicensees and their respective employees and agents harmless from all claims, losses, damages and expenses arising as a result of (a) actual or asserted violations of any applicable law or regulation by TKT or its Affiliates or licensees (acting under an agreement with TKT) by virtue of which GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation or (b) claims for bodily injury, death or property damage attributable to TKT's performance of its obligations under this Agreement, or the manufacture, distribution, sale or use of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology by TKT or its Affiliates or licensees (acting under an agreement with TKT).

      11.3 Procedure. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 11 shall promptly notify the other party (the "Indemnitor") of any claim, loss, damage, or expenses in respect of which the Indemnitee intends to claim such indemnification reasonably promptly after the Indemnitee is aware thereof, and the Indemnitor shall assume the defense of any related third party action, suit or proceeding with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this
Article 11 shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of any such matter, if prejudicial to the Indemnitor's ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 11. The Indemnitor shall not have any liability to any Indemnitee otherwise than under this Article 11. The Indemnitee under this
Article 11 and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any matter covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing a successful claim for indemnity hereunder.

      11.4 Insurance. For the period starting with the First Commercial Sale of GA-EPO, Aventis and TKT shall each maintain product liability insurance with respect to development, manufacture and sale of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in reasonable amounts determined after consultation with each other, for the term of this Agreement (if such insurance is an occurrence-basis policy) or for an additional ten years after the expiration or termination of this Agreement (if such insurance is a claims-made basis policy).

                                   ARTICLE 12

                              TERM AND TERMINATION

      12.1 Expiration. Unless terminated earlier in accordance with Section 12.4, this Agreement shall expire upon the later to occur of (i) the expiration of the royalty obligations of Aventis under Section 12.2, and (ii) the expiration of the royalty obligations of TKT under Section 12.3.

      12.2 Expiration of Royalty Obligations of Aventis. Unless terminated earlier pursuant to Section 12.4, the obligation of Aventis to pay royalties in accordance with Section 7.2 shall terminate and the licenses granted by TKT to Aventis hereunder shall become fully paid and perpetual, with respect to each country in the Aventis Territory, upon the later of (i) ten years after the First Commercial Sale of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology by Aventis or its Affiliates or sublicensees in such country and (ii) the last to expire of any of the then existing patents included in the TKT Patent Rights in such country.

      12.3 Expiration of Royalty Obligations of TKT. Unless terminated earlier pursuant to Section 12.4, the obligation of TKT to pay royalties in accordance with (i) Section 7.2 shall terminate and the licenses granted by Aventis to TKT under Section 3.2 shall become fully paid and perpetual, with respect to each country in the TKT Territory, upon the later of (a) ten years after the First Commercial Sale of [**] GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology or Aventis Technology by TKT or its Affiliates or sublicensees in such country and (b) the last to expire of any of the then existing patents included in the TKT Patent Rights in such country, and (ii)
Section 7.3 shall terminate and the licenses granted by Aventis to TKT under
Section 3.4 shall become fully paid and perpetual, with respect to each country in the TKT Territory, upon the later of (a) ten years after the First Commercial Sale of by TKT or its Affiliates or sublicensees in such country and (b) the last to expire of any of the then existing patents covering [**] in such country.

      12.4 Termination. This Agreement may be terminated in the following circumstances:

            12.4.1 By the non-breaching party by reason of a material breach not described in subsection 12.4.5 that the breaching party fails to remedy within 90 days after written notice thereof by the non-breaching party;

            12.4.2 By Aventis at any time for any reason prior to the date of an Aventis Positive Notification;

            12.4.3 By Aventis upon 180 days prior written notice with respect to all or a portion of the Aventis Territory, if, in its reasonable judgment, Aventis determines that toxicities or side effects directly attributable to GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology have rendered it such a safety risk to the patient population that GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology is commercially nonviable;

            12.4.4 By Aventis, upon 180 days prior written notice, with respect to any portion of the Aventis Territory if, after consultation with TKT, Aventis determines that GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology is commercially nonviable;

            12.4.5 [**] at any time following [**] with respect to the relevant portion of the Aventis Territory, in the event that [**] and Aventis fails to remedy or take reasonable action to initiate a remedy of such default within ninety (90) days after notice thereof by TKT; provided that termination by TKT pursuant to this subsection 12.4.5 shall be TKT's sole remedy [**].

            12.4.6 If a competing GA-EPO product is introduced into any country in the Aventis Territory, and TKT does not have issued patents or pending claims under the patents included in the TKT Patent Rights which (if issued, in the case of pending claims) will enable a patent infringement action to be initiated, then Aventis has the right to terminate as to any such country on 180 days notice; or

            12.4.7 By either party upon bankruptcy, insolvency, dissolution or winding up of the other.

      12.5 Effect of Termination. Expiration of termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Article 7, Article 8, Article 9 and
Article 11 shall survive the expiration or termination of this Agreement; provided, however that (i) the royalty obligations of the parties set forth in
Article 7 shall not survive expiration of this Agreement, and (ii) the licenses granted hereunder shall survive expiration of this Agreement in accordance with the terms of Sections 12.2 and 12.3. In the event of a termination of this Agreement pursuant to subsections 12.4.1 to 12.4.7, then all TKT Patent Rights licensed hereunder with respect to the portion of the Aventis Territory terminated will be returned to TKT and, except in the event that this Agreement is terminated by TKT pursuant to subsection 12.4.1, copies of all regulatory filings and related supporting and other materials prepared in connection with such terminated portion of the Aventis Territory shall also be delivered to and available for use by TKT, and in any event Aventis will immediately cease to sell GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in the relevant portion of the Aventis Territory with respect to which this Agreement is terminated. In the event of termination of this Agreement in all countries within the Aventis Territory, Aventis will return to TKT the cell line used to create the master cell bank, the master cell bank and any cells produced from the use of such master cell bank which are in Aventis's possession, or, if instructed by TKT, Aventis shall destroy such materials and provide written confirmation to TKT of their destruction. Except in the event that this Agreement is terminated by TKT pursuant to subsection 12.4.1, Aventis shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to TKT of the regulatory filings prepared by Aventis to the extent that such filings relate to GA-EPO covered by the TKT Patent Rights or which use the TKT Technology and any regulatory approvals received by Aventis to the extent that such approvals relate to GA-EPO covered by the TKT Patent Rights or which use the TKT Technology; provided, however, that Aventis may retain a joint ownership interest in such filings and approvals to the extent that such filings or approvals are necessary under this Agreement for portions of the Aventis Territory with respect to which this Agreement has not been terminated or for the development or commercialization by Aventis of products other than GA-EPO covered by the TKT Patent Rights or which use the TKT Technology. Except in the event that this Agreement is terminated by Aventis pursuant to Section 12.4.1, the licenses granted to TKT hereunder shall survive any termination of this Agreement. The licenses granted to TKT hereunder shall immediately terminate in the event that this Agreement is terminated by Aventis under Section 12.4.1.

                                   ARTICLE 13

                            RELEASES AND DELIVERABLES

      13.1 Release by Aventis. Aventis hereby (i) releases and discharges TKT from its obligations under Section 8.6.3 of this Agreement with respect to time periods prior to the Amendment Effective Date to pay [**] percent ([**]%) of the legal fees and other costs and expenses associated with the U.S. Amgen Patent Litigation and the European Amgen Patent Litigation and (ii) releases and forever discharges TKT from any liability associated with any failure of TKT to comply with or otherwise perform any obligations imposed on TKT pursuant to the terms and conditions of this Agreement as in effect immediately prior to the Amendment Effective Date. Nothing contained in the previous sentence is intended to waive any rights of Aventis or release TKT from any liabilities or other obligations that may arise after the Amendment Effective Date. For purposes of clarity, it is understood that all legal fees and other costs and expenses, as well as all recoveries from Third Parties, associated with the Amgen Patent Litigation relating to periods after the Amendment Effective Date, shall be allocated between the parties as set forth in Subsection 8.6.3 as in effect immediately prior to the Amendment Effective Date.

      13.2 Release by TKT. TKT hereby (i) acknowledges and agrees that Aventis has fully satisfied all of its obligations under the terms and conditions of this Agreement as in effect immediately prior to the Amendment Effective Date, including, but not limited to, all obligations imposed on Aventis pursuant to Sections 5.1.2 and 5.8.1 as in effect prior to the Amendment Effective Date, and
(ii) releases and forever discharges Aventis from any liability associated with any failure of Aventis to comply with or otherwise perform any obligations imposed on Aventis pursuant to the terms and conditions of this Agreement as in effect immediately prior to the Amendment Effective Date. Nothing contained in the previous sentence is intended to waive any rights of TKT or release Aventis from any liabilities or other obligations that may arise after the Amendment Effective Date. [**]. Nothing contained herein shall limit any rights TKT may have [**].

      13.3  [**] Regulatory Filings and Regulatory Approvals.

            13.3.1 Regulatory Filings. Aventis hereby agrees to [**]. Except to the extent that other deadlines are agreed to elsewhere in this Agreement, promptly, but not later than one hundred eighty (180) days after the Amendment Effective Date, TKT and Aventis shall [**]. Aventis shall either, at Aventis' option, (i) [**] or (ii) [**].

            13.3.2 Regulatory Information. Promptly, but in no event later than ninety (90) days after the Amendment Effective Date, Aventis shall deliver to TKT copies of all files of Aventis and its Affiliates not previously delivered to TKT pertaining to the Regulatory Filings and the Regulatory Approvals and all related correspondence to or from Regulatory Authorities related to such Regulatory Filings or Regulatory Approvals and all documents referred to in the regulatory chronology for each Regulatory Filing or Regulatory Approval, in each case to the extent such information is within the possession of Aventis and its Affiliates.

                                   ARTICLE 14

                                  MISCELLANEOUS

      14.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), locusts, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

      14.2 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that either TKT or Aventis may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated third party; provided, however, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      14.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

      14.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to TKT:              Transkaryotic Therapies, Inc.
                        700 Main Street
                        Cambridge, MA 02139
                        Attention: Chief Executive Officer

                        Telephone: (617) 349-0200
                        Telecopy: (617) 613-4004

with a copy to:         Transkaryotic Therapies, Inc.
                        700 Main Street
                        Cambridge, MA 02139
                        Attention: Legal Department
                        Telephone: (617) 349-0200
                        Telecopy: (617) 349-0550

If to Aventis:          Aventis Pharmaceuticals Inc.
                        200 Crossing Boulevard
                        BX2-700A
                        Bridgewater, NJ 08809
                        Attention: Vice President, Legal Corporate Development
                        Telephone: (908) 231-3537
                        Telecopy: (908) 231-4480

with a copy to:         Morgan, Lewis & Bockius LLP
                        502 Carnegie Center
                        Princeton, NJ 08540
                        Attention: Randall B. Sunberg, Esq.
                        Telephone: (609) 919-6600
                        Telecopy: (609) 919-6639

      14.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

      14.6 Dispute Resolution. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the Chief Executive Officers of TKT and Aventis for resolution and if the Chief Executive Officers or their designees cannot promptly resolve such disputes, then such dispute shall be finally resolved by binding arbitration, except that disputes arising within the Development Committee shall be ultimately resolved, without the use of arbitration, by the Chief Executive Officer of Aventis. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. Any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules; provided, however, that both parties hereto shall be entitled to representation by counsel, to appear and present written and oral evidence and argument and to cross-examine witnesses presented by the other party. The arbitral panel (i) shall have the authority to grant specific performance, (ii) may allocate between the parties the costs of arbitration in such equitable manner as they may determine, but (iii) shall not render an arbitral award contrary to the provisions of this Agreement. The arbitral award shall be in writing and the arbitral panel shall provide written reasons for its award. The award of the arbitral panel shall be final and binding upon the parties hereto. Any such arbitration shall be held in Chicago, Illinois, or any other mutually agreed location. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the provisions of this Section 13.7, in the event of a material breach of this Agreement by TKT that TKT fails to remedy within 90 days after written notice thereof by Aventis, Aventis shall have the right to bring an action for specific performance by TKT or its Affiliates of TKT's obligations hereunder, to seek an injunction with respect to any action by TKT or its Affiliates inconsistent with any of TKT's obligations hereunder or to bring an action against TKT or its Affiliates at law or in equity in any court or other tribunal in which such action may properly be brought.

      14.7 Entire Agreement. This Agreement, together with the Class D Stock Purchase Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes the Letter Agreement dated March 18, 1994 between TKT and Aventis and the Original License Agreement. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

      14.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      14.9 Independent Contractors. It is expressly agreed that TKT and Aventis shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither TKT nor Aventis shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

      14.10 Agreement Not to Solicit Employees. During the term of this Agreement and for a period of two (2) years following the termination of this Agreement, TKT and Aventis agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

      14.11 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of ether party. TKT and Aventis agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any governmental regulations which may be applicable, including, but not limited to, the Export Administration Act of 1979, as amended, its rules and regulations, including, but not limited to Part 779 of the United States Export Control Regulations, published by the United States Department of Commerce, and other applicable export control laws. TKT and Aventis agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 13.12.

      14.12 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      14.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        AVENTIS PHARMACEUTICALS INC.

                                        By:       /s/Richard J. Markham
                                           --------------------------------
                                           Name:  Richard J. Markham
                                           Title: Chief Operating Officer

                                        TRANSKARYOTIC THERAPIES, INC.

                                            By: /s/ Michael J. Astrue
                                               ----------------------------
                                               Name: Michael J. Astrue
                                               Title: President and Chief
                                                      Executive Officer

                                  SCHEDULE 1.3
                              NO SUBLICENSE RIGHTS

1.  [**]

2.  [**]